EXHIBIT 23.2

                   CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

The Board of Directors
Zions Bancorporation:

We consent to the use of our reports dated February 23, 1995 with respect to the consolidated financial statements of First Western Bancorporation as of December 31, 1994 and 1993, and for each of the years in the three-year period ended December 31, 1994, included herein, and to the reference to our firm under the heading "Experts" in the prospectus. Our report refers to the change in accounting principles relating to the adopting of the Financial Accounting Standards Board's Statements of Financial Accounting Standards No. 115, Accounting for Certain Investments in Debt and Equity Securities.


                                  /s/ FORTNER, BAYENS, LEVKULICH AND CO., P.C.

Denver, Colorado
April 13, 1995


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